News Release

Investor Relations Contact:
Jennifer Jarman
The Blueshirt Group, for InsWeb
415-217-5866
jennifer@blueshirtgroup.com

InsWeb Reports Third Quarter 2011 Results

•	Revenues of $12.8 million, up 21% year-over-year

•	Record Adjusted EBITDA of $1.4 million

•	Net income of $0.5 million, or $0.08 per diluted share

SACRAMENTO, Calif., October 31, 2011 – InsWeb Corp. (NASDAQ: INSW), a leading online insurance comparison provider, today reported financial results for the third quarter ended September 30, 2011.

Revenues for the third quarter of 2011 were $12.8 million, an increase of approximately 21% as compared to $10.5 million in the third quarter of 2010 and an increase of approximately 3% as compared to $12.4 million in the second quarter of 2011.  Net income for the third quarter of 2011 was $501,000, or $0.08 per diluted share. This compares to net income of $357,000, or $0.07 per diluted share, in the third quarter of 2010 and to net income of $979,000, or $0.14 per diluted share, in the second quarter of 2011.

Adjusted EBITDA, a non-GAAP financial measure used by InsWeb’s management and defined below, was a record $1.4 million in the third quarter of 2011, as compared to $1.3 million in the third quarter of 2010 and to $0.9 million in the second quarter of 2011.

"Our third quarter results reflect strong year-over-year revenue growth.  In addition to our disciplined approach to optimizing gross margins, we are beginning to see the impact of cost savings from our recent corporate reorganization and achieved record Adjusted EBITDA during the period,” said Hussein Enan, Chairman and CEO of InsWeb.

InsWeb exited the third quarter of 2011 with cash and cash equivalents and short-term investments of $8.9 million, as compared to $8.5 million at the end of the fourth quarter of 2010.

Given the previously announced transaction with Bankrate, InsWeb does not plan to hold a third quarter 2011 earnings call.

Non-GAAP Financial Information
In evaluating InsWeb’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance.  Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, and other non-recurring gains and losses that are not related to the Company’s continuing operations.  This measure is an essential component of InsWeb’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of non-cash charges and non-recurring gains and losses.  Furthermore, Adjusted EBITDA reflects the key revenue and expense items for which InsWeb’s operating managers are responsible.

InsWeb Corporation
NON-GAAP FINANCIAL MEASURE AND RECONCILIATION
(In thousands)
(unaudited)
	Three months ended
	September 30,	June 30,	September 30,
	2011	2011	2010
Net income	$501	$979	$357
Less
Interest income	1	5	8
Other income	-	1,203	-
Add
Interest expense	-	8	-
Provision for income taxes	6	-	10
Share-based compensation expense	324	245	277
Depreciation and amortization of property, equipment and intangible assets from continuing operations	352	355	34
Severance expense	-	480	-
Potrero Media acquisition costs	-	45	592
Bankrate acquisition costs	242	-	-
Adjusted EBITDA from continuing operations	$1,424	$904	$1,262

Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and has limitations as an analytical tool.  You should not consider it in isolation or as a substitute for the Company’s U.S. GAAP net income (loss).  The principal limitations of this measure are that: 1) it does not reflect the Company’s actual expenses and may thus have the effect of inflating or reducing the Company’s net income (loss) and net income (loss) per share; and 2) it may not be comparable to Adjusted EBITDA as reported by other companies.

About InsWeb
InsWeb Corporation (NASDAQ: INSW) owns and operates a network of leading insurance marketplace and education websites. Founded in 1995 and headquartered in Sacramento, California, InsWeb's primary properties include InsWeb.com, InsuranceRates.com, LocalInsuranceAgents.com, and AgentInsider.com. InsWeb has invented multiple e-commerce and online insurance distribution technologies and owns the following patents: 6,898,597; 7,107,325; 7,389,246; 7,640,176 and 7,707,505.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.
This news release contains forward-looking statements reflecting management's current forecast of certain aspects of the Company's future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding: projected future revenues, revenue growth, expenses, profitability and financial position; marketing and consumer acquisition;  strategic initiatives aimed at accelerating growth and profitability, including strategic acquisitions and reorganizations; increased or decreased participation by insurance companies, agents and other purchasers of consumer leads; and product and technological implementations. The Company's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company's business, which include, but are not limited to: variations in our direct marketing expenses or a reduction in the number of consumers visiting our websites; the willingness and capability of insurance companies or other insurance entities to offer their products on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company's relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; the effects of competition on the Company’s consumer acquisition strategies; the Company's ability to attract and integrate new insurance providers and strategic partners; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which the Company is a party; insurance and financial services industry regulation; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
[ Amounts in thousands, except per share amounts ]
[ unaudited ]

	Three months ended			Nine months ended
	September 30,			September 30,
	2011		2010	2011	2010
Revenues…………………………………………	12,753	10,520	39,046	29,170

Operating expenses:
Direct marketing	8,490	6,881	26,118	19,425
Sales and marketing	1,657	1,206	5,723	3,869
Technology	612	615	2,526	1,685
General and administrative	1,488	1,459	4,075	3,045
Total operating expenses	12,247	10,161	38,442	28,024
Income from operations	506	359	604	1,146
Other income	-	-	1,203	-
Interest income (expense), net	1	8	(23)	20
Income before income taxes	507	367	1,784	1,166
Provision for income taxes	6	10	6	17
Net income	$501	$357	$1,778	$1,149
Net income per share:
Basic	$0.09	$0.08	$0.31	$0.24
Diluted	$0.08	$0.07	$0.28	$0.21

Weighted average shares used in computing
Net income per share:
Basic	5,777	4,856	5,663	4,839
Diluted	6,394	5,592	6,370	5,508

INSWEB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
[Amounts in thousands]
[unaudited]
	September 30,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$7,895	$6,733
Short-term investments	980	1,137
Accounts receivable, net	4,527	3,307
Restricted short-term investments	-	580
Prepaid expenses and other current assets	517	559
Related party receivables	137	319
Total current assets	14,056	12,635

Intangible assets	5,974	6,965
Goodwill	2,689	2,689
Property and equipment	167	171
Other noncurrent assets	34	32
Total assets	$22,920	$22,492

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,171	$3,740
Accrued expenses and other current liabilities	688	428
Accrued contingent consideration	-	1,172
Deferred revenue	959	2,321
Total current liabilities	5,818	7,661

Accrued contingent consideration	-	2,071
Other noncurrent liabilities	805,898	-9,732
Total liabilities
Stockholders' equity:
Common stock	9	9
Paid-in capital	213,492	210,753
Treasury stock	(6,589)	(6,334)
Accumulated deficit	(189,890)	(191,668)
Total stockholders' equity	17,022	12,760
Total liabilities and stockholders’ equity	$22,920	$22,492